EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-90702) of Dreyer’s Grand Ice Cream Inc. of our report dated May 9, 2003 relating to the financial statements of Dreyer’s Grand Ice Cream Inc. Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Francisco, California
June 5, 2003